                                 EXHIBIT 10.59
                                 -------------

                                                                        Draft of
                                                                         5/17/95

                              SEVERANCE AGREEMENT

     Severance Agreement dated as of May 3, 1995 between Brown & Sharpe Manufacturing Company, headquartered at 200 Frenchtown Road, North Kingstown, RI 02852 (the "Company") and Fred M. Stuber, residing at Chemin des Salines, CH-1132 Lully s/Morges, Switzerland ("Stuber").

     WHEREAS, Stuber announced in February, 1995 his intention to resign as an employee, President and CEO of the Company, subject to staying on until the Board of Directors has selected a new President and CEO; and

     WHEREAS, the Company wishes to confirm its understandings with Stuber with respect to a payment of capital and all other matters in accordance with the terms specified below.

     NOW THEREFORE, in consideration of the mutual promises set forth below and these premises, the Company and Stuber hereby agree as follows:

Section 1.  Resignation.

     Stuber hereby confirms his decision to resign as an employee of the Company effective May 31, 1995, at which time all salary payments and other compensation of any kind whatsoever from the Company and from any subsidiary, affiliate or joint venture of the Company shall cease, except as otherwise expressly provided herein. Stuber has delivered to the Secretary of the Company his resignations (and the resignations have been accepted) effective May 3, 1995 as an officer and director of the Company, each subsidiary of the Company and each joint venture of the Company in which he is an officer or director, and his resignations as a trustee or other fiduciary of any employee benefit plan for any of such entities. Execution of this Agreement by Mr. Stuber shall constitute his resignation as an employee of the Company and any subsidiary or affiliate effective May 31, 1995.

Section 2.  Capital Payment; Other Benefits.

     2.1  Payment of Capital.  In accordance with the terms and subject to the
          ------------------
conditions contained in this Agreement, the Company agrees to make a payment of capital (severance and forbearance of competition) to Stuber in recognition of his past contributions and services to the Company as an employee, President and Chief Executive Officer and in consideration of Stuber entering into the non-competition provisions of this Agreement. The amount of the payment of capital is 681,211 Swiss Francs, consisting of (i) a lump sum payment in cash in the amount of 340,605.50 Swiss Francs on May 31, 1995, which shall be for the non-competition provisions, and (ii) a monthly amount payable on the first day of each month in cash equal to 48,657.93 Swiss Francs per month for seven months, commencing with the month of June, 1995 and ending with the month of December, 1995, which shall be for the severance provisions. Payments shall be made in Switzerland.

     2.2  Benefits.
          --------

     2.2.1 All outstanding stock options previously granted to Stuber may be exercised by Stuber at any time prior to the earlier of (i) their stated expiration date or (ii) three months from May 31, 1995 (the effective date of termination of his employment), as provided in the relevant stock option plan.

     2.2.2 16,100 shares of Class A Common Stock held by Stuber subject to forfeiture restrictions which have not lapsed are hereby forfeited and the stock certificates therefor shall be transferred back to the Company, by assignment by Stuber on or promptly after the date hereof for no payment.

     2.2.3 Any business expenses of Stuber which are reimbursable by the Company shall be reimbursed by the Company upon submission by Stuber within 30 days of the date hereof of proper documentation in accordance with Company policy (or 30 days after May 31, 1995 in respect of expenses incurred between the date hereof and May 31,1995).

     2.2.4 Stuber is a participant in two retirement plans of Tesa SA under which he will receive benefits in accordance with the provisions of those Plans. Stuber confirms that he is not entitled to any other payments from Tesa SA or under Swiss law in connection with his termination of employment.

Section 3.  Survival of Severance Benefits.

     In the event Stuber dies, his beneficiary (as designated to the Company in writing) or, if none, his estate, will be entitled to receive all unpaid severance compensation amounts and benefits due under the terms of this Agreement.

Section 4.  [Intentionally Left Blank].

Section 5.  Termination of Employment Status.

     Stuber acknowledges and agrees with the Company that the monetary arrangements provided for in this Agreement are granted by the Company voluntarily and that in no event are the benefits granted under this Agreement intended or shall be construed to create, imply or constitute salary or the continuation or existence of any employment relationship with the Company subsequent to the May 31, 1995 effective date of Stuber's termination of employment.

Section 6.  Competitive Activity, Confidential Information.

     6.1 Prior to two years from the effective date of termination of Stuber's employment, and in consideration of the payments to Stuber under Section 2.1, Stuber shall not, provided the Company is not in material default of its obligations to Stuber under this Agreement (or has cured such default within 30 days after written notice to the Company), without obtaining the prior written consent of the Company, engage in any competitive activity in the United States and any other country in which the Company (or its subsidiaries or joint ventures) was making sales either on the date hereof or in the later year within said two year period or in which the Company (or its subsidiaries or joint ventures) was proposing to enter directly or through a joint venture or otherwise. For purposes of this Agreement, the term "competitive activity" shall mean Stuber's employment by, consulting for or other participation in, directly or indirectly, through a consulting company or otherwise, any business enterprise engaged in competition with any business of the Company and its subsidiaries or joint venture affiliates. "Competitive activity" shall not include the ownership of securities in any such enterprise and exercise of rights appurtenant thereto not involving any management influence or participation in management by Stuber.

     6.2 Except as authorized in writing by the President of the Company, Stuber agrees to keep confidential and not use or disclose all confidential matters of the Company (and its subsidiaries and joint ventures in which the Company participates), including without limitation "know how", trade secrets, customer lists, pricing information, details of material contracts, operational methods, marketing plans or strategies, and all other business information, knowledge or data of a like nature, and including the terms of this Agreement, except to the extent such information, knowledge or data has become or becomes available to the general public (except from a party who unlawfully acquired such information, knowledge, or data). Stuber agrees to return all copies of any materials or other property of the Company under his control and to vacate his offices and the premises of the Company and its subsidiaries effective May 31, 1995. Stuber agrees not to do anything that could reasonably be expected to injure the Company's reputation with its customers, suppliers, or other entities or persons with whom it has relationships.

     6.3 The parties agree that a breach by Stuber of Sections 6.1 or 6.2 of this Agreement will cause irreparable harm to the Company and that payment of monies will not remedy such breach and that accordingly, such Sections may be specifically enforced against Stuber, in addition to any other rights or remedies available to the Company on account of any such breach. Without limiting the foregoing, it is understood that the Company shall not be obligated to continue to make the payments specified in
Section 2.1 in the event of a material breach by Stuber of Sections 6.1 or 6.2, which breach continues without having been cured within 30 days written notice to Stuber specifying the breach in reasonable detail.

     It is also understood that if in any judicial proceeding in any jurisdiction a court of competent jurisdiction shall determine that the provisions of Sections 6.1 or 6.2 are unenforceable because they cover too extensive a geographical area or business scope or for any other reason, then the parties intend that such provisions shall be deemed to be limited in such manner as will be deemed enforceable by such court.

Section 7.  Consulting.

     Stuber agrees, in consideration of the payments in Section 2.1, to be available, commencing June 1, 1995, for consultation as an independent contractor to the Company within Switzerland (or such other place as is mutually agreed) to the President during the transition period for the new President and CEO of the Company upon request of the President, at times to be mutually agreed, but in any event not more than four work days in the aggregate prior to December 31, 1995.

Section 8.  Release.

     Stuber agrees to deliver to the Company an executed release of all claims that he may have against the Company, any of its subsidiaries or affiliates and any of their respective directors, officers and employees, in the form attached as Exhibit A.

Section 9.  Withholding.

     All payments required to be made by the Company hereunder to Stuber or his dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

Section 10.  Amendment.

     No amendment, change or modification of this Agreement may be made except in writing, signed by both parties.

Section 11.  Miscellaneous.

     11.1 The provisions of this Agreement shall be binding upon and shall inure to the benefit of Stuber, his heirs, executors, administrators, legal representatives and the Company and its successors and assigns.

     11.2 The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Rhode Island. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of any other provision. Each of the Company and Stuber (i) irrevocably submits to the jurisdiction of the United States District Court for the District of Rhode Island and to the jurisdiction of the state courts of the State of Rhode Island for the purpose of any suit or other proceeding arising out of or based upon this Agreement, the subject matters hereof or any former relationship between the parties, (ii) agrees that any claim or suit based on this Agreement or relating to any of the foregoing will be brought only in said federal or state courts in the State of Rhode Island and (iii) waives, to the extent not prohibited by applicable law, and agrees not to assert in any such proceeding, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that his or its property is exempt or immune from attachment or execution, that any such proceeding brought or maintained in such court should be transferred to some other court or should be stayed or dismissed by reason of the pendency of some other proceeding in some other court, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

     11.3 No right to or interest in any payments provided herein shall be assignable by Stuber; provided, however, that this provision shall not preclude
                      --------  -------
him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of Stuber's estate.

     11.4  Notices.  All notices under this Agreement shall be in writing and
           -------
shall be deemed given if delivered in person or by confirmed telecopy or three business days after being deposited in the U.S. mail, postage pre-paid, registered or certified mail, addressed as follows:

     If to the Company, to:

     Brown & Sharpe Manufacturing Company
     200 Frenchtown Road
     North Kingstown, RI  02852
     Attention:  President

     With a copy to:

     Ropes & Gray
     One International Place
     Boston, MA  02110
     Attention:  Howard K. Fuguet, Esq.

     If to Stuber, to

     Chemin des Salines
     CH-1132 Lully s/Morges
     SWITZERLAND

     11.5 This Agreement, together with the employee benefit plans in which Stuber is a participant, as listed in Section 2, constitutes the entire agreement between the parties (and any subsidiaries or joint ventures of the Company) with respect to the resignation of Stuber and any severance, compensation, pension or other benefit arrangements continuing after his termination of employment and supercedes any other oral or written agreements or understandings with respect thereto (including without limitation any agreement between Stuber and Tesa SA dated November 10, 1988 and any agreement between the Company and Stuber dated September 18, 1990).

     11.6 The Company hereby guarantees, warrants and covenants that the provisions of Section 10 and Section 11 of the By-laws shall remain applicable to claims against Stuber, relating to action or non-action prior to his resignation as a director and officer of the Corporation (and any subsidiary or affiliate), notwithstanding any repeal or modification of said By-law.

     In addition, the Company agrees that it will, for the next five years, include Stuber (to the same extent as if he were still a director and officer), as an insured under the Company's D&O Insurance Policy (presently with Chubb Insurance Company) with respect to claims later made with respect to actions or non-actions occurring prior to Stuber's resignation as such director and officer.

Section 12.  Review of Agreement.

     In signing this Agreement, Stuber acknowledges that he understands its provisions, that his agreement is knowing and voluntary and that he has been afforded a full and reasonable opportunity of at least 21 days to consider its terms and consult with or seek advice from an attorney or any other person of his choice, and that he has been advised by the Company to consult with an attorney prior to executing this Agreement. Stuber may revoke this Agreement at any time during the seven day period immediately following the date of Stuber's execution and delivery of this Agreement. If this Agreement is not revoked by Stuber by written notification to the Company at the address set forth above prior to the expiration of said seven-day period, this Agreement shall take effect as a legally binding agreement between Stuber and the Company on the basis set forth above.

     IN WITNESS WHEREOF, the Company and Stuber have each caused this Agreement to be duly executed and delivered as of the date set forth above.

                                   BROWN & SHARPE MANUFACTURING
                                     COMPANY


                                   By:  /s/ Frank T. Curtin
                                        -------------------


                                   /s/ Fred M. Stuber   5/23/95
                                       ------------------------
                                       Fred M. Stuber